EXHIBIT 99.1

Norwegian Cruise Line Holdings Announces Resignation of Two Members  of Board of Directors

Departure of Karl Peterson and Kevin Crowe Enhances Independence of Company’s Board

MIAMI, March 11, 2016 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today announced the resignation of two members of the Company’s Board of Directors (the “Board”).

Mr. Karl Peterson, senior partner of TPG and managing partner of TPG's European operations, and Mr. Kevin Crowe, partner in Apollo Global Management’s private equity division, resigned from the Company’s Board effective March 7, 2016. With the departures of Mr. Peterson and Mr. Crowe, the Board is eliminating the vacant seats created by the resignations to reduce its size from eleven to nine members, thereby enhancing its independence.

“During Karl and Kevin’s tenure on Norwegian Cruise Line Holdings’ Board of Directors, the company achieved several key milestones, including the launch of its most innovative new ships and the successful acquisition and integration of the Prestige Cruise Holdings brands into the NCLH portfolio,” said Walter L. Revell, chairman of the Board. “We thank them both for their strong leadership and significant business guidance during their time on the board.”

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 22 ships with approximately 45,000 berths, these brands offer itineraries to more than 510 destinations worldwide. The Company will introduce five additional ships through 2019.

Norwegian Cruise Line is an innovator in cruise travel with a history of breaking the boundaries of traditional cruising, most notably with the introduction of "Freestyle Cruising," which revolutionized the industry by giving guests more freedom and flexibility. Norwegian Cruise Line offers The Haven by Norwegian, a luxury enclave with suites, private pools and dining, concierge service and personal butlers. Oceania Cruises offers immersive destination experiences with destination-rich itineraries spanning the globe and the finest cuisine at sea. Regent Seven Seas Cruises is an all-inclusive cruise line which provides all-suite accommodations, round-trip air, highly personalized service, acclaimed cuisine, fine wines and spirits, Wi-Fi, sightseeing excursions in every port and other amenities included in the cruise fare.

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Andrea DeMarco
(305) 468-2463
InvestorRelations@ncl.com

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